EXHIBIT 10.33

G.W. "Bill" Dietrich
President and Chief Executive Officer




                               Offer of Employment


September 21, 1998


Mr. Paul Jenks
4668 Johnstown Road
Gahanna, OH 43230

Dear Paul:

I am pleased to offer you the position of Vice President, Special Projects. In this position you will be initially responsible for the satisfactory completion of special projects assigned by Bill Dietrich. These projects will vary in scope and complexity and duration, and will potentially involve you in all aspects of the Company from development, strategy formulation, to problem solving, trouble-shooting assignments, transition/start-up on new acquisitions, cultural development, and so on. The very nature of the role is to perform a variety of tasks throughout the organization, on a project basis, as assigned from time to time by Bill Dietrich. You will report directly to the President of Superior Services, Inc. and be considered as a member of the Senior Management team.

This is expected to be a one year initial assignment, at the end of which you and the Company will revisit your professional ambitions and the Company's needs for a more definitive, high-level position. While the Company can provide no assurances or guarantees, it is each party's intent to review the situation at the end of one year on the basis of merit and contributions.

You are expected to make an immediate, value-added contribution to the growth and development of Superior Services in your area of responsibility. This is a local business that requires sound relationship building, effective time management, personal discipline and individual drive to be successful. You must be a self-starter, effective communicator, with a winning attitude, and an unwavering competitive, team-oriented spirit. In essence, as a special assistant to the president, you are expected to conduct yourself to the highest professional, moral, ethical, and socially responsible standards as you perform your special project duties.


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Offer Letter: Paul Jenks
September 21, 1998
Page Two

You will not be required to relocate during your first year. You will be provided office space at Superior's Columbus, Ohio location, as well as in the Company headquarters in Milwaukee. It is acknowledged that you will have a high degree of flexibility and mobility as the position of Vice President, Special Projects necessitates significant weekly travel. At the point in which relocation is required, and that will most likely be the case after your first year, Superior Services, Inc. will:

         o Be responsible for the costs associated with the movement of your personal belongings, and reimburse you for the commission expense on the sale of your home, should you own a home at the time of your employment move.

                  Prior to receiving reimbursement of moving expenses and any relocation expenses, you will be required to sign Superior's standard agreement, under which you will agree to reimburse Superior a prorated amount of such expenses if you leave Superior's employment at any time within two years after the date you have been relocated.

         o In your new location you and your spouse would be entitled to house hunting trips, and temporary living expenses to be customized to the particular circumstances of your move and Superior's company policies at that point in time. You and I will agree on the details of the number of house hunting trips, the amount of temporary living expense allowance, etc. prior to the time that relocation is required.

In your position of Vice President, Special Projects, you will receive the following:

Base Salary:      $11,250.00  per  month   (annualized  this  is  $135,000/year)
                  payable  in  accordance  with  Superior's  payroll  procedures
                  (currently, bi- weekly). Effective 1/1/99, your compensation will be $13,083 per month (annualized $157,000/year).

Management
Incentive Plan:   You will be eligible  for  $30,000 in cash bonus for 1998,  of which  $15,000 is guaranteed  as a sign-on  bonus,  payable in accordance  with our standard  company  payroll  practices and
                  Bill  Dietrich's   recommendation/evaluations.   You  must  be
                  employed on the day of bonus payout (typically in March, 1999 for the 1998 calendar year), and you must perform to the highest standard of personal professional conduct.




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Offer Letter:  Paul Jenks
September 21, 1998
Page Three

                  Your eligible cash bonus and stock option bonus for 1999 will be in accordance with the 1999 Management Incentive Plan and at the same level as the Senior Vice President - Administration and Chief Financial Officer.

Signing Incentive: As an inducement to you to join Superior Services, Inc., the Company will grant you an incentive stock option
                  (ISO) to purchase thirty thousand (30,000) shares of common stock. The exercise price will be the closing bid price for the Company's stock on your start date. The ISO will vest 50% on your first anniversary of employment, and 6-1/4% per quarter thereafter.

Non-Competition
Agreement:        As a condition  of  employment,  you are  required to sign the
                  standard   Superior   Services    Non-Competition    Agreement
                  (attached). You acknowledge you will abide by the terms outlined therein.

Auto Allowance:   Auto allowance is  $500.00/month  less applicable  withholding taxes. This is an all inclusive fixed sum to compensate you for the business use of your personal vehicle and is paid in a separate payroll check, typically on the 15th of each month.

                  You will also be reimbursed for gas expenses associated with the business use of your personal automobile. You must provide receipts as support and file for reimbursement on your expense report. Expense reports are to be prepared and submitted monthly for the respective calendar month. Send directly to Bill Dietrich for approval.

Expense
Reimbursement:    You  will be  reimbursed  for  business-related  expenses,  in accordance with Superior's policies for eligible business reimbursements.

Benefits Package: Coverage  is in  accordance  with the  benefits  provided  for
                  Management and Staff internally as Band I. Included is the waiver of the waiting period for health, dental, and vision coverage for you. You are covered beginning the first day of your employment. Please note, Superior's current policy pays 90% of the monthly insurance premium; employees pay 10% which is done through payroll deduction. Please refer to the various benefit and employee handbooks. Your total health insurance premium for family coverage is $30.00 at this time; dental is $3.00 per bi-weekly pay period.




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Offer Letter: Paul Jenks
September 21, 1998
Page Four


                  Assuming you commence work on October 5, 1998, you would be eligible for three days of vacation to be taken between October 5, 1998 and December 31, 1998. Thereafter, you will be eligible for fifteen days of vacation per calendar year for your first four years.

                  Beginning in year five, your vacation will increase to twenty days per year. Additionally, you are eligible for two floating personal days annually to be taken at your discretion in addition to the standard company holiday schedule observed starting with the calendar year 1999. This is standard company policy.

                  You will receive term life insurance paid by the Company in accordance with the policy of the Company. At this time, that policy provides coverage equal to two times your annual base salary. You are eligible to purchase (payroll deduction) additional coverage equal to two times your annual base salary. The cost of that additional coverage is dependent upon various factors including age. The Company also provides short-term disability and long-term disability coverage.

                  You may participate in the Company's 401(k) plan once you meet the eligibility requirements.

In the event that your employment is terminated due to a "change in control" after six months employment, it is agreed Superior is responsible for providing you with a severance payment equal to two times annual base salary and all options granted will be fully vested. A "change in control" shall be deemed to have occurred if:

            (a) any person (other than any employee benefit plan of the Company, any subsidiary of the Company or any person organized, appointed, or established pursuant to the terms of any such benefit plan) is or becomes the beneficial owner of securities of the Company representing at least 50% of the combined vesting power of the Company's then outstanding securities; or

            (b) there shall be consummated (x) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities, or other property, other than a merger of the



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Offer Letter: Paul Jenks
September 21, 1998
Page Five


                  Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of relaxed transactions) of all or substantially all of the consolidated assets of the Company.


Should a "change in control" occur during the first six months of employment, you will receive a severance payment equal to one times annual base salary, and one-half of your previously granted options will be fully vested.

This offer is contingent upon the fact you represented that you are not subject to any noncompetition agreements, except for the one-year noncompetition agreement between you and Waste Management, Inc., which covers only portions of Ohio and Western Pennsylvania.

If this accurately describes your understanding of our prior discussions, and you are in agreement with the terms of this offer, please acknowledge acceptance below and return to my attention. Additionally, by acceptance of this offer, you acknowledge you may freely accept this offer and you are not bound by any employment agreement or non-compete agreement that would prohibit your acceptance of this offer, except as noted; and, as such, you agree to indemnify and hold harmless Superior Services, Inc. regarding this offer of employment. Additionally, you acknowledge you have never been a party or involved in any conduct or activity in violation of law or ethical business practice and conduct. You affirm there are no background issues that if Superior was knowledgeable about such events, would otherwise preclude your employment by the Company.

This offer is good for an expected employment start date of October 5, 1998. Should conditions preclude you from starting on or before that date, Superior reserves the right to withdraw this offer.






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Offer Letter: Paul Jenks
September 21, 1998
Page Six


I am excited about your joining Superior Services, and we all are anxiously looking forward to your contribution to the growth and development of Superior Services, Inc. Welcome to the Superior family.

Sincerely,







G.W. "Bill" Dietrich
President and Chief Executive Officer

Attachment



         ACKNOWLEDGED:

         ------------------------------------------
         PAUL JENKS

         This  ________  day of September, 1998